AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
RETENTION BONUS PLAN
     American Medical Systems Holdings, Inc., a Delaware corporation (the “Company”), has adopted this American Medical Systems Holdings, Inc. Retention Bonus Plan (the “Plan”), dated as of April 10, 2011, and effective upon the Effective Date (defined below), for the benefit of certain of its key employees, on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to encourage key employees to remain employed by the Company until and after the Effective Time (defined below), and to receive a cash bonus for their efforts in connection with the Merger.
     1. Definitions. As used herein, the following capitalized terms shall have the meanings set forth below:
          (a) “Board” means the Board of Directors of the Company.
          (b) “Cause” with respect to any Participant, means (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties, or (iv) any material breach of any confidentiality, non-compete or non-solicitation agreement entered into with the Company.
          (c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          (d) “Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan; provided that as of the Effective Time and thereafter, the term “Committee” shall mean (i) the President of the Company, (ii) the Senior Vice President of Human Resources of the Company, and (iii) the Senior Vice President of Human Resources of Parent, or such other officers of the Company as may be appointed by the Compensation Committee of the Board prior to the Effective Time.
          (e) “Company” means American Medical Systems Holdings, Inc., a Delaware corporation. For purposes of the Plan, the term “Company” shall include the Company and any Subsidiary, including any successor thereof.
          (f) “Effective Date” means the date on which the Company executes the Merger Agreement.
          (g) “Effective Time” means the Effective Time, as defined in Section 1.02 of the Merger Agreement.
          (h) “Eligible Employee” means any employee of the Company.
          (i) “Merger” means the consummation of the transactions contemplated by the Merger Agreement.

          (j) “Merger Agreement” means the Agreement and Plan of Merger by and among Endo Pharmaceuticals Holdings Inc., (“Parent”), Nika Merger Sub, Inc., and the Company, dated as of April 10, 2011.
          (k) “Participant” means an Eligible Employee who is designated as such pursuant to Section 4 hereof.
          (l) “Plan” means this American Medical Systems Holdings, Inc. Retention Bonus Plan, as it may be amended or restated from time to time.
          (m) “Qualifying Termination” means a Participant’s termination of employment with the Company by the Company without Cause.
          (n) “Retention Bonus” means any bonus payable to a Participant pursuant to the terms of this Plan, as set forth in Section 5 hereof.
          (o) “Separation from Service” means a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)).
          (p) “Subsidiary” means any entity in which the Company has a “controlling interest” (as defined in Treas. Reg. Sec. 1.409A-1(b)(5)(ii)(E)(1)), either directly or through a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, as determined by the Committee.
     2. Effectiveness of the Plan. This Plan shall become effective upon the Effective Date. The Plan shall remain in effect until the earlier of (i) such time as the Company has discharged all of its obligations under the Plan, or (ii) the date on which the Plan expires or terminates pursuant to Section 8 hereof.
     3. Administration.
          (a) Authority of the Administrator. Subject to Section 8 hereof, the Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority in its sole discretion, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties who have an interest in the Plan.
          (b) Administrator Liability. No member of the Committee will be liable for any action or determination made by the Committee with respect to the Plan or any Retention Bonus paid under the Plan. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company or its successor. No members of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any Retention

Bonuses paid hereunder, and all members of the Committee shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination or interpretation.
     4. Eligibility. The Committee shall select from the group of Eligible Employees those individuals who may participate in the Plan (the “Participants”).
     5. Terms and Conditions of the Retention Bonuses.
          (a) Retention Bonus. Each Participant shall be eligible to receive a Retention Bonus equal to such amount, if any, as determined by the Committee, which shall be paid in a single lump-sum in cash no later than thirty (30) days after the retention date or dates established by the Committee (each such date, a “Continued Employment Date”), provided the Participant remains continuously employed by the Company through the applicable Continued Employment Date. Notwithstanding the foregoing, the Committee may provide that if a Participant incurs a Qualifying Termination prior to the applicable Continued Employment Date, subject to execution and non-revocation by the Participant of a general release of claims within forty-five (45) days following the Participant’s termination date, such Participant shall be eligible to receive a Retention Bonus equal to such amount, if any, as determined by the Committee, which shall be paid in a single lump-sum in cash on the sixtieth (60th) day after the date on which the Participant incurs a Separation from Service by reason of the Qualifying Termination.
          (b) Forfeiture and Reallocation. In the event that a Participant fails to satisfy the applicable conditions set forth in Section 5(a) hereof, such Participant shall forfeit all of the Participant’s right, title and interest in and to any unpaid Retention Bonus under the Plan, and the Company shall have no obligation with respect thereto.
          (c) Approval by Committee. The terms and conditions of any Retention Bonus, including, without limitation, the eligibility for and the amount and timing of payment of any Retention Bonus and any applicable Continued Employment Date, will be determined by the Committee in its sole discretion, based on the Participant’s tenure and performance with and contribution to the Company, and the Participant’s performance in connection with the Merger, as evidenced by written resolution of the Committee.
     6. No Right To Continued Employment; Impact on other Plans. Nothing contained in this Plan shall (i) confer upon any Participant any right to continue in the employ of the Company, (ii) constitute any contract or agreement of employment, (iii) interfere in any way with the right of the Company to terminate a Participant’s employment at any time, with or without cause, or (iv) affect in any way a Participant’s rights under any other plan or agreement with the Company, including, without limitation, any employment agreement or severance plan, policy, or agreement. Retention Bonuses paid under this Plan shall not be taken into account to increase any benefits provided, or continue coverage, under any other plan, program, policy or arrangement of the Company, except as otherwise expressly provided in such other plan, program, policy or arrangement.

     7. Successors; Non-Transferability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place. No right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner, except by beneficiary designation, will or the laws of descent and distribution.
     8. Amendment and Termination. By action of the Board, in its sole discretion, the Company may terminate, amend or modify the Plan at any time; provided, that after the Effective Time, the Board may not take any action that would, without the consent of the Participant, impair any of the Participant’s right, title or interest in and to any Retention Bonus under the Plan unless the Plan itself otherwise expressly so provides. Notwithstanding the foregoing, if the Effective Time has not occurred prior to the termination of the Merger Agreement in accordance with its terms, the Plan and any Participant’s right, title and interest therein, including with respect to any Retention Bonus previously allocated, shall thereupon automatically terminate.
     9. Taxes. All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.
     10. Unsecured General Creditors. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company. For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligations under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
     11. Governing Law. The Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Minnesota (without regard to the conflicts of laws principles thereof) and applicable federal law.
     12. Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.
     13. Captions. The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not define or limit the scope or intent of any section or provision of the Plan.

     14. Entire Plan. This Plan contains the entire understanding of the parties relating to the subject matter hereof.
     15. Notices. All communications relating to matters arising under this Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
American Medical Systems Holdings, Inc.,
10700 Bren Road West
Minnetonka, Minnesota 55343
Attention: Senior Vice President of Human Resources
     16. Expenses. The expenses of administering the Plan shall be borne by the Company.
     17. Section 409A of the Code.
          (a) All payments of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) under the Plan are intended qualify under the “short-term deferral exemption” under Section 409A of the Code, to the extent allowed under Section 409A of the Code. To the extent applicable, this Plan shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Plan to the contrary, to the extent that the Committee determines that any payments or benefits under this Plan may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Committee may in its sole discretion adopt such amendments to this Plan or take such other actions that the Committee determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Plan from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 17 shall not create any obligation on the part of the Committee to adopt any such amendment or take any other action. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separately identified payment for purposes of Section 409A of the Code.
          (b) Notwithstanding the foregoing, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 5 hereof, shall be paid to the Participant prior to the expiration of the 6-month period following the Participant’s Separation from Service to the extent that the Company determines that paying such amounts at the time or times indicated in the Plan would be a prohibited distribution under Section

409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such period.
          (c) Notwithstanding the foregoing, if the Merger constitutes a payment event with respect to any amount which provides for the deferral of compensation and is subject to Section 409A of the Code, then, to the extent required to comply with Section 409A, such transaction must also constitute a “change of control event” as defined in the Treasury Regulation Section 1.409A-3(i)(5).
     18. Section 280G of the Code.
          (a) Except as otherwise provided by written resolution of the Committee, a Participant shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Code; provided, however, that any Retention Bonus, when taken together with any other payment or benefit received or to be received by the Participant in connection with the Merger or the termination of the Participant’s employment (whether payable pursuant to any other plan, arrangements or agreement with the Company or any affiliate) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit received by the Participant if no such reduction was made. For purposes of this Section 18, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which the Participant receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing) and the amount of applicable employment taxes, less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.
          (b) The foregoing determination shall be made by tax counsel appointed by the Company (the “Tax Counsel”). The Tax Counsel shall submit its determination and detailed supporting calculations to both the Participant and the Company within 15 days after receipt of a notice from either the Company or the Participant that the Participant may receive payments which may be “parachute payments.” If the Tax Counsel determines that such reduction is required by this Section 18, the Retention Bonus shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Participant. If the Tax Counsel determines that no reduction is necessary under this Section 18, it will, at the same time as it makes such determination, furnish the Participant and the Company an opinion that the Participant shall not be liable for any excise tax under Section 4999 of the Code. The Participant and the Company shall each provide the Tax Counsel access to and copies of any books, records, and documents in the possession of the Participant or the Company, as the case may be, reasonably requested by the Tax Counsel, and otherwise cooperate with the Tax Counsel in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 18. The fees and expenses of the Tax Counsel for its services in connection with the determinations and calculations contemplated by this Section 18 shall be borne by the Company.